EXHIBIT 21.1


                    SUBSIDIARIES OF JACKPOT ENTERPRISES, INC.



                                                      STATE OF
   COMPANY                             %OWNED       INCORPORATION


1. Cardivan Company                    100%           Nevada

2. Corral Coin, Inc.                   100%           Nevada

3. Corral Country Coin, Inc.           100%           Nevada

4. Corral United, Inc.                 100%           Nevada

5. Jackpot Gaming, Inc.                100%           Nevada

6. Jackpot Owl, Inc.                   100%           Nevada

7. Jackpot's Highway 93 Casino, Inc.   100%           Nevada
